As filed with the Securities and Exchange Commission on January 22, 2024

Registration No. 333-275205

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MoneyHero Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

70 Shenton Way

#18-15, EON Shenton, S079118

Singapore

+65 6322 4392

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joey Chau Jesse Sheley Joseph Raymond Casey Kirkland & Ellis 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3761-3300	Steve Lin Kirkland & Ellis International LLP 58th Floor, China World Tower A No. 1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China +86 10 5737-9300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant (the “Registrant”) hereby amends this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 (this “Amendment No. 4”) to the registration statement on Form F-1 (“Registration Statement”) is being filed solely for the purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly, such prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The PubCo Articles provide for indemnification of PubCo’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

PubCo has entered into indemnification agreements with its directors and executive officers, agreeing to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was its director or officer. Except with respect to expenses to be reimbursed by it in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

On March 21, 2023, in connection with the incorporation of PubCo, PubCo issued for nil consideration one ordinary share to WNL Limited, which was transferred to Derek Fong on the same day, and one ordinary share to Kenneth Chan, both of which were cancelled on October 12, 2023. In connection with the Business Combination, PubCo issued the following securities that were not registered under the Securities Act: (i) 15,010,261 PubCo Class A Ordinary Shares, (ii) 13,254,838 PubCo Class B Ordinary Shares, (iii) 1,955,802 PubCo Preference Shares, (iv) 5,100,121 PubCo Class A Warrants, (v) 1,666,666 PubCo Public Warrants and (vi) 6,449,936 PubCo Sponsor Warrants. The foregoing share issuance was made in a private placement in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder. In November 2023, PubCo issued 325,000 PubCo Class A Ordinary Shares BTIG, LLC (“BTIG”) as compensation for certain strategic and capital markets advisory services to be provided by BTIG to PubCo following the closing of the Business Combination.

Item 8.	Exhibits and Financial Statement Schedules.

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
2.1+	Business Combination Agreement, dated as of May 25, 2023, by and among Bridgetown Holdings Limited, PubCo, Gemini Merger Sub 1, Gemini Merger Sub 2 and CompareAsia Group Capital Limited.		8-K	001-39623	2.1	May 25, 2023
3.1	Second Amended and Restated Memorandum and Articles of Association of PubCo		20-F	001-41838	1.1	October 20, 2023
5.1	Opinion of Walkers (Singapore) Limited Liability Partnership as to validity of PubCo Class A Ordinary Shares and certain PubCo Warrants.	X

			Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date
5.2†	Opinion of Kirkland & Ellis as to validity of certain PubCo Warrants.
10.1+	Company Holders Support and Deed, dated as of May 25, 2023, by and among Bridgetown Holdings Limited, PubCo, CompareAsia Group Capital Limited and the other parties named therein.		8-K	001-39623	10.1	May 25, 2023
10.2+	Sponsor Support and Lock-Up Agreement and Deed, dated as of May 25, 2023, by and among Bridgetown Holdings Limited, PubCo and CompareAsia Group Capital Limited.		8-K	001-39623	10.2	May 25, 2023
10.3	Registration Rights Agreement, dated as of May 25, 2023, by and among Bridgetown Holdings Limited, Bridgetown LLC, PubCo and the undersigned parties listed as “Holders” thereto.		8-K	001-39623	10.3	May 25, 2023
10.4	Assignment, Assumption and Amendment Agreement, dated as of May 25, 2023, by and among Continental Stock Transfer & Trust Company, PubCo and Bridgetown Holdings Limited.		8-K	001-39623	10.4	May 25, 2023
10.5	PubCo Class A Warrant Instrument.		20-F	001-41838	2.2	October 20, 2023
10.6	PubCo Class A Warrant Agreement.		20-F	001-41838	2.3	October 20, 2023
10.7	2023 Equity Incentive Plan.		20-F	001-41838	4.5	October 20, 2023
10.8	Form of Indemnification Agreement		20-F	001-41838	4.6	October 20, 2023
21.1	List of subsidiaries of PubCo.		20-F	001-41838	8.1	October 20, 2023
23.1†	Consent of WithumSmith+Brown, PC.
23.2†	Consent of Ernst & Young.
107†	Filing Fee Table.

†	Previously filed.
+	Schedules and annexes have been omitted.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)

Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on January 22, 2024.

MoneyHero Limited

By:	/s/ Shaun Kraft
Name:	Shaun Kraft
Title:	Chief Financial Officer and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*
Prashant Aggarwal	Chief Executive Officer and Director (principal executive officer)	January 22, 2024

/s/ Shaun Kraft
Shaun Kraft	Chief Financial Officer and Chief Operating Officer (principal financial officer and principal accounting officer)	January 22, 2024

*
Kenneth Chan	Director	January 22, 2024

*
Derek Fong	Director	January 22, 2024

*
Marc Syz	Director	January 22, 2024

*
Susanna Lee	Director	January 22, 2024

*
Daniel Wang	Director	January 22, 2024

By:	/s/ Shaun Kraft
Shaun Kraft
As Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of MoneyHero Limited has signed this registration statement or amendment thereto in New York on January 22, 2024.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.